Exhibit 99.1

COTHERIX

News Release

CoTherix, Inc. Announces Follow-On Offering of 4,500,000 Shares of Common Stock

South San Francisco, Calif., October 6, 2005. CoTherix, Inc. announced today a follow-on offering of 4,500,000 shares of its common stock at a price to the public of $13 per share. 500,000 of these shares will be sold by stockholders of CoTherix. CoTherix will not receive any proceeds from the sale of shares by the selling stockholders in the offering. In addition, CoTherix and the selling stockholders have granted to the underwriters a 30-day option to purchase up to 675,000 additional shares of common stock to cover over-allotments, if any. 337,500 of these shares may be sold by stockholders of CoTherix.

CIBC World Markets Corp. and UBS Investment Bank are acting as joint book-running managers, and Piper Jaffray & Co and Needham & Company LLC are acting as co-managers of the offering.

Copies of the final prospectus relating to the offering may be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com or by fax at 212-667-6136, and from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, New York 10171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CoTherix, Inc.

CoTherix, Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix's Ventavis® (iloprost) Inhalation Solution was approved by the FDA in December 2004 for the treatment of pulmonary arterial hypertension (PAH) in patients with New York Heart Association Class III or IV symptoms (World Health Organization Group I). PAH is a chronic, progressive and often fatal disease characterized by severe constriction of the blood vessels in the lungs that leads to very high pulmonary arterial pressure. Ventavis is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a registered trademark of Schering AG, Germany.

Contact: Anne Bowdidge, Senior Director of Investor Relations of

CoTherix, Inc., 1-650-808-6551, or fax, 1-650-808-6899

Web site: http://www.cotherix.com

(CTRX)